                                                                    Exhibit 4(a)
                                                                    ------------

CERTIFICATE OF THE VOTING POWERS, DESIGNATION, PREFERENCES AND RELATIVE, PARTICIPATING, OPTIONAL OR OTHER SPECIAL RIGHTS, AND THE QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS THEREOF, WHICH HAVE NOT BEEN SET FORTH IN THE CERTIFICATE OF INCORPORATION OR IN ANY AMENDMENT THERETO, OF THE


                             FIXED/ADJUSTABLE RATE
                        NONCUMULATIVE PREFERRED STOCK,
                                   SERIES H

                                      OF

                             WELLS FARGO & COMPANY


          WE, THE UNDERSIGNED, Robert S. Singley and Pui-Mei Wong, the Vice President and the Assistant Secretary, respectively, of Wells Fargo & Company, a corporation organized and existing under the laws of the State of Delaware (the "Company"), DO HEREBY CERTIFY that the following resolution was duly adopted by the Financing Committee of the Board of Directors of the Company by unanimous written consent dated as of September 19, 1996:

          RESOLVED that, pursuant to authority conferred upon the Board of Directors by the Restated Certificate of Incorporation of the Company and delegated to the Financing Committee by resolutions of the Board of Directors adopted on July 16, 1996 and September 17, 1996, the Financing Committee of the Board of Directors hereby authorizes the issuance of a series of preferred stock, $5.00 par value of this Company, and the designation, powers, preferences and privileges, relative, participating, optional and other special rights, and qualifications, limitations and restrictions thereof, in addition to those set forth in the Restated Certificate of Incorporation of the Company, are hereby fixed as follows:

          1.  Number of Shares.  Four million (4,000,000) shares of the
              ----------------
preferred stock $5.00 par value of the Company, are hereby constituted as a series of preferred stock $5.00 par value designated as "Fixed/Adjustable Rate Noncumulative Preferred Stock, Series H" (hereinafter called the "Series H Preferred Stock").

                                       1.

          2.   Dividends.
               ---------

          2.1 The holders of shares of the Series H Preferred Stock shall be entitled to receive cash dividends, when, as and if declared by the Board of Directors of the Company (the "Board of Directors"), out of funds legally available for that purpose, at the rate set forth below in this Section 2 applied to the amount of $50 per share. Such dividends shall be payable quarterly, when, as and if declared by the Board of Directors on January 1, April 1, July 1 and October 1 of each year, commencing on January 1, 1997. Each such dividend shall be payable in arrears to the holders of record of shares of the Series H Preferred Stock, as they appear on the stock register of the Company on such record dates, not more than 30 nor less than 15 days preceding the payment dates thereof, as shall be fixed by the Board of Directors. Dividends on the Series H Preferred Stock shall not be cumulative and no rights shall accrue to the holders of the Series H Preferred Stock if the Company fails to declare one or more dividends on the Series H Preferred Stock in any amount, whether or not the earnings or financial condition of the Company were sufficient to pay such dividends in whole or in part, except as described below under "Voting Rights".

          2.2(a) Dividend periods ("Dividend Periods") shall commence on January 1, April 1, July 1 and October 1 of each year other than the initial Dividend Period, which shall commence on the date of original issue of the Series H Preferred Stock and shall end on and include the calendar day next preceding the first day of the next Dividend Period. The initial dividend on the shares of Series H Preferred Stock, for the period from the date of original issue thereof to but not including January 1, 1997 shall be $0.8878 per share of Series H Preferred Stock and such dividend shall be payable (if declared) on January 1, 1997. For each Dividend Period thereafter the dividend rate on the shares of Series H Preferred Stock shall be 6.59% per annum through October 1, 2001. The amount of dividends payable for each full Dividend Period occurring prior to October 1, 2001 for the Series H Preferred Stock, shall be computed by dividing the dividend rate of 6.59% per annum by four and applying the resulting rate of 1.6475% to the amount of $50 per share. For each Dividend Period beginning on or after October 1, 2001, the dividend rate on the shares of Series H Preferred Stock shall be the Applicable Rate (as defined below) per annum. The amount of dividends payable for each full Dividend Period beginning on or after October 1, 2001 shall be computed by dividing the Applicable Rate per annum by four and applying the resulting rate to the amount of $50 per share. The amount of dividends payable for any period shorter or longer than a full Dividend Period on the Series H Preferred Stock, shall be computed on the basis of twelve 30-day months, a 360-day year and, for any Dividend Period of less than one month (other than the initial Dividend Period), the actual number of days elapsed in such period. Unless otherwise required by law, dividends payable with respect to each share of Series H Preferred Stock, shall be rounded to the fourth significant digit if expressed in dollars. Dividends payable to each holder shall be determined by multiplying the number of shares held by such holder by the per share dividend and the product rounded to the nearest one cent. Holders of

                                       2.

shares called for redemption on a redemption date between a dividend payment record date and the dividend payment date shall not be entitled to receive the dividend payable on such dividend payment date.

          (b) The "Applicable Rate" per annum for any Dividend Period beginning on or after October 1, 2001 shall be equal to .44% plus the Effective Rate (as defined below), but not less than 7% or more than 13% (without taking into consideration any adjustments as described in paragraph (viii) below), except as described below in this paragraph. The "Effective Rate" for any Dividend Period beginning on or after October 1, 2001 shall be equal to the highest of the Treasury Bill Rate, the Ten Year Constant Maturity Rate and the Thirty Year Constant Maturity Rate (each as defined below) for such Dividend Period. The Treasury Bill Rate, the Ten Year Constant Maturity Rate and the Thirty Year Constant Maturity Rate shall each be rounded to the nearest five hundredths of a percent, with .025% being rounded upward. In the event that the Company determines in good faith that for any reason: (A) any one of the Treasury Bill Rate, the Ten Year Constant Maturity Rate or the Thirty Year Constant Maturity Rate cannot be determined for any Dividend Period beginning on or after October 1, 2001, then the Effective Rate for such Dividend Period shall be equal to the higher of whichever two of such rates can be so determined; (B) only one of the Treasury Bill Rate, the Ten Year Constant Maturity Rate or the Thirty Year Constant Maturity Rate can be determined for any Dividend Period beginning on or after October 1, 2001, then the Effective Rate for such Dividend Period shall be equal to whichever such rate can be so determined; or (C) none of the Treasury Bill Rate, the Ten Year Constant Maturity Rate or the Thirty Year Constant Maturity Rate can be determined for any Dividend Period beginning on or after October 1, 2001, then the Effective Rate for the preceding Dividend Period shall be continued for such Dividend Period.

          (c) The "Treasury Bill Rate" for each applicable Dividend Period shall be the arithmetic average of the two most recent weekly per annum market discount rates (or the one weekly per annum market discount rate, if only one such rate is published during the relevant Calendar Period (as defined below)) for three-month U.S. Treasury bills, as published weekly by the Federal Reserve Board (as defined below) during the Calendar Period immediately preceding the last ten calendar days preceding the Dividend Period for which the dividend rate on the Series H Preferred Stock is being determined, except as described below in this paragraph. In the event that the Federal Reserve Board does not publish such a weekly per annum market discount rate during any such Calendar Period, then the Treasury Bill Rate for such Dividend Period shall be the arithmetic average of the two most recent weekly per annum market discount rates (or the one weekly per annum market discount rate, if only one such rate is published during the relevant Calendar Period) for three-month U.S. Treasury bills, as published weekly during such Calendar Period by any Federal Reserve Bank or by any U.S. Government department or agency selected by the Company. In the event that a per annum market discount rate for three-month U.S. Treasury bills is not published by the

                                       3.

Federal Reserve Board or by any Federal Reserve Bank or by any U.S. Government department or agency during such Calendar Period, then the Treasury Bill Rate for such Dividend Period shall be the arithmetic average of the two most recent weekly per annum market discount rates (or the one weekly per annum market discount rate, if only one such rate is published during the relevant Calendar Period) for all of the U.S. Treasury bills then having remaining maturities of not less than 80 nor more than 100 days, as published during such Calendar Period by the Federal Reserve Board or, if the Federal Reserve Board does not publish such rates, by any Federal Reserve Bank or by any U.S. Government department or agency selected by the Company. In the event that the Company determines in good faith that for any reason no such U.S. Treasury bill rates are published as provided above during such Calendar Period, then the Treasury Bill Rate for such Dividend Period shall be the arithmetic average of the per annum market discount rates based upon the closing bids during such Calendar Period for each of the issues of marketable non-interest-bearing U.S. Treasury securities with a remaining maturity of not less than 80 nor more than 100 days from the date of each such quotation, as chosen and quoted daily for each business day in New York City (or less frequently if daily quotations are not generally available) to the Company by at least three recognized dealers in U.S. Government securities selected by the Company. In the event that the Company determines in good faith that for any reason the Company cannot determine the Treasury Bill Rate for any applicable Dividend Period as provided above in this paragraph, the Treasury Bill Rate for such applicable Dividend Period shall be the arithmetic average of the per annum market discount rates based upon the closing bids during such Calendar Period for each of the issues of marketable interest-bearing U.S. Treasury securities with a remaining maturity of not less than 80 nor more than 100 days, as chosen and quoted daily for each business day in New York City (or less frequently if daily quotations are not generally available) to the Company by at least three recognized dealers in U.S. Government securities selected by the Company.

          (d) The "Ten Year Constant Maturity Rate" for each applicable Dividend Period shall be the arithmetic average of the two most recent weekly per annum Ten Year Average Yields (as defined below) (or the one weekly per annum Ten Year Average Yield, if only one such yield is published during the relevant Calendar Period), as published weekly by the Federal Reserve Board during the Calendar Period immediately preceding the last ten calendar days preceding the Dividend Period for which the dividend rate on the Series H Preferred Stock is being determined, except as described below in this paragraph. In the event that the Federal Reserve Board does not publish such a weekly per annum Ten Year Average Yield during such Calendar Period, then the Ten Year Constant Maturity Rate for such Dividend Period shall be the arithmetic average of the two most recent weekly per annum Ten Year Average Yields (or the one weekly per annum Ten Year Average Yield, if only one such yield is published during the relevant Calendar Period), as published weekly during such Calendar Period by any Federal Reserve Bank or by any U.S. Government department or agency selected by the Company. In the event that a per annum Ten Year Average Yield is not published by the Federal Reserve Board or by any Federal Reserve Bank or

                                       4.

by any U.S. Government department or agency during such Calendar Period, then the Ten Year Constant Maturity Rate for such Dividend Period shall be the arithmetic average of the two most recent weekly per annum average yields to maturity (or the one weekly per annum average yield to maturity, if only one such yield is published during the relevant Calendar Period) for all of the actively traded marketable U.S. Treasury fixed interest rate securities (other than Special Securities (as defined below)) then having remaining maturities of not less than eight nor more than twelve years, as published during such Calendar Period by the Federal Reserve Board or, if the Federal Reserve Board does not publish such yields, by any Federal Reserve Bank or by any U.S. Government department or agency selected by the Company. In the event that the Company determines in good faith that for any reason the Company cannot determine the Ten Year Constant Maturity Rate for any applicable Dividend Period as provided above in this paragraph, then the Ten Year Constant Maturity Rate for such Dividend Period shall be the arithmetic average of the per annum average yields to maturity based upon the closing bids during such Calendar Period for each of the issues of actively traded marketable U.S. Treasury fixed interest rate securities (other than Special Securities) with a final maturity date not less than eight nor more than twelve years from the date of each such quotation, as chosen and quoted daily for each business day in New York City (or less frequently if daily quotations are not generally available) to the Company by at least three recognized dealers in U.S. Government securities selected by the Company.

          (e) The "Thirty Year Constant Maturity Rate" for each applicable Dividend Period shall be the arithmetic average of the two most recent weekly per annum Thirty Year Average Yields (as defined below) (or the one weekly per annum Thirty Year Average Yield, if only one such yield is published during the relevant Calendar Period), as published weekly by the Federal Reserve Board during the Calendar Period immediately preceding the last ten calendar days preceding the Dividend Period for which the dividend rate on the Series H Preferred Stock is being determined, except as described below in this paragraph. In the event that the Federal Reserve Board does not publish such a weekly per annum Thirty Year Average Yield during such Calendar Period, then the Thirty Year Constant Maturity Rate for such Dividend Period shall be the arithmetic average of the two most recent weekly per annum Thirty Year Average Yields (or the one weekly per annum Thirty Year Average Yield, if only one such yield is published during the relevant Calendar Period), as published weekly during such Calendar Period by any Federal Reserve Bank or by any U.S. Government department or agency selected by the Company. In the event that a per annum Thirty Year Average Yield is not published by the Federal Reserve Board or by any Federal Reserve Bank or by any U.S. Government department or agency during such Calendar Period, then the Thirty Year Constant Maturity Rate for such Dividend Period shall be the arithmetic average of the two most recent weekly per annum average yields to maturity (or the one weekly per annum average yield to maturity, if only one such yield is published during the relevant Calendar Period) for all of the actively traded marketable U.S. Treasury fixed interest rate securities (other than Special Securities)

                                       5.

then having remaining maturities of not less than twenty-eight nor more than thirty years, as published during such Calendar Period by the Federal Reserve Board or, if the Federal Reserve Board does not publish such yields, by any Federal Reserve Bank or by any U.S. Government department or agency selected by the Company. In the event that the Company determines in good faith that for any reason the Company cannot determine the Thirty Year Constant Maturity Rate for any applicable Dividend Period as provided above in this paragraph, then the Thirty Year Constant Maturity Rate for such Dividend Period shall be the arithmetic average of the per annum average yields to maturity based upon the closing bids during such Calendar Period for each of the issues of actively traded marketable U.S. Treasury fixed interest rate securities (other than Special Securities) with a final maturity date not less than twenty-eight nor more than thirty years from the date of each such quotation, as chosen and quoted daily for each business day in New York City (or less frequently if daily quotations are not generally available) to the Company by at least three recognized dealers in U.S. Government securities selected by the Company.

          (f) The Applicable Rate with respect to each Dividend Period beginning on or after October 1, 2001 shall be calculated as promptly as practicable by the Company according to the appropriate method described above. The Company shall cause notice of each Applicable Rate to be enclosed with the dividend payment checks next mailed to the holders of Series H Preferred Stock.

          (g) As used above, the term "Calendar Period" means a period of fourteen calendar days; the term "Federal Reserve Board" means the Board of Governors of the Federal Reserve System; the term "Special Securities" means securities which can, at the option of the holder, be surrendered at face value in payment of any Federal estate tax or which provide tax benefits to the holder and are priced to reflect such tax benefits or which were originally issued at a deep or substantial discount; the term "Ten Year Average Yield" means the average yield to maturity for actively traded marketable U.S. Treasury fixed interest rate securities (adjusted to constant maturities of ten years); and the term "Thirty Year Average Yield" means the average yield to maturity for actively traded marketable U.S. Treasury fixed interest rate securities (adjusted to constant maturities of thirty years).

          (h) If one or more amendments to the Internal Revenue Code of 1986, as amended (the "Code"), are enacted that change the percentage of the dividends received deduction as specified in Section 243(a)(1) of the Code or any successor provision (the "Dividends Received Percentage"), the amount of each dividend payable per share of the Series H Preferred Stock for dividend payments made on or after the date of enactment of such change shall be adjusted by multiplying the amount of the dividend payable determined as described above (before adjustment) by a factor, which shall be the number determined in accordance with the following formula (the "DRD Formula"), and rounding the result to the nearest cent:

                                       6.

                    1 - [.35 (1 - .70)]
                    ----------------------
                    1 - [.35 (1 - DRP)]

          For the purposes of the DRD Formula, "DRP" means the Dividends Received Percentage applicable to the dividend in question. No amendment to the Code, other than a change in the percentage of the dividends received deduction set forth in Section 243 (a)(1) of the Code or any successor provision, will give rise to an adjustment. Notwithstanding the foregoing provisions, in the event that, with respect to any such amendment, the Company shall receive either an unqualified opinion of nationally recognized independent tax counsel selected by the Company or a private letter ruling or similar form of authorization from the Internal Revenue Service to the effect that such an amendment would not apply to dividends payable on the Series H Preferred Stock, then any such amendment shall not result in the adjustment provided for pursuant to the DRD Formula. The opinion referenced in the previous sentence shall be based upon a specific exception in the legislation amending the DRP or upon a published pronouncement of the Internal Revenue Service addressing such legislation. Unless the context otherwise requires, references to dividends in this Certificate of Designations shall mean dividends as adjusted by the DRD Formula. The Company's calculation of the dividends payable as so adjusted and as certified accurate as to calculation and reasonable as to method by the independent certified public accountants then regularly engaged by the Company, shall be final and not subject to review.

          (i) If any amendment to the Code which reduces the Dividends Received Percentage is enacted after a record date and before the next Dividend Payment Date, the amount of dividend payable on such Dividend Payment Date will not be increased in accordance with paragraph (viii) above, but instead, an amount equal to the excess of (x) the product of the dividends paid by the Company on such Dividend Payment Date and the DRD Formula (where the DRP used in the DRD Formula would be equal to the reduced Dividends Received Percentage) and (y) the dividends paid by the Company on such Dividend Payment Date, will be payable (if declared) to holders of record on the next succeeding Dividend Payment Date in addition to any other amounts payable on such date.

          (j) If, prior to March 31, 1997, an amendment to the Code is enacted that reduces the Dividends Received Percentage and such reduction retroactively applies to a Dividend Payment Date as to which the Company previously paid dividends on the Series H Preferred Stock (each an "Affected Dividend Payment Date"), holders of the Series H Preferred Stock shall be entitled to receive when, as and if declared by the Board of Directors, out of funds legally available for that purpose, additional dividends (the "Additional Dividends") on the next succeeding Dividend Payment Date (or if such amendment is enacted after the dividend payable on such Dividend Payment Date has been declared, on the second succeeding Dividend Payment Date following the date of enactment) to holders of record on such succeeding Dividend Payment Date in an

                                       7.

amount equal to the excess of (x) the product of the dividends paid by the Company on each Affected Dividend Payment Date and the DRD Formula (where the DRP used in the DRD Formula would be equal to the Dividends Received Percentage applied to each Affected Dividend Payment Date) and (y) the dividends paid by the Company on each Affected Dividend Payment Date. Additional Dividends will not be paid as a result of the enactment of any amendment to the Code on or after March 31, 1997 which retroactively reduce the Dividends Received Percentage, or if prior to March 31, 1997, such amendment would not result in an adjustment due to the Company having received either an opinion of counsel or tax ruling referred to in paragraph (viii) above. The Company shall only make one payment of Additional Dividends.

          (k) In the event that the amount of dividend payable per share of the Series H Preferred Stock, shall be adjusted pursuant to the DRD Formula and/or Additional Dividends are to be paid, the Company will cause notice of each such adjustment and, if applicable, any Additional Dividends, to be sent to the holders of the Series H Preferred Stock.

          (l) So long as any shares of the Series H Preferred Stock are outstanding, no dividends shall be paid or declared upon any shares of any class or series of stock of the Company ranking on a parity with the Series H Preferred Stock in the payment of dividends for any period unless, at or prior to the time of such payment or declaration, (i) all dividends payable on the Series H Preferred Stock for all dividend periods ended prior to the date of such payment or declaration shall have been paid, and (ii) a like proportionate dividend for the same dividend period, ratably in proportion to the respective annual dividend rates fixed thereupon, shall be paid upon or declared for the Series H Preferred Stock then issued and outstanding.

          (m) If any shares of the Series H Preferred Stock are outstanding, no full dividends shall be declared or paid or set apart for payment on any series of the preferred stock, $5.00 par value, of the Company (the "Preferred Stock") ranking, as to dividends, on a parity with or junior to the Series H Preferred Stock for any period unless full dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Series H Preferred Stock for all dividend periods terminating on or prior to the date of payment of such full dividends. In the event that dividends are not paid in full (or a sum sufficient for such full payment set apart) upon the shares of the Series H Preferred Stock or the shares of any other series of Preferred Stock ranking on a parity as to dividends with the shares of the Series H Preferred Stock, dividends upon shares of the Series H Preferred Stock and dividends on shares of such other series of Preferred Stock shall be declared by the Board of Directors or a duly authorized committee thereof pro rata with respect thereto so that the amount of dividends per share on the Series H Preferred Stock and such other series of Preferred Stock so declared shall in all cases bear to each other the same ratio that full dividends on the shares of the Series H

                                       8.

Preferred Stock and full dividends, including accumulations, if any, on the shares of such other series of Preferred Stock, bear to each other.

          (n) Except as provided in this Section, if full dividends on all outstanding shares of the Series H Preferred Stock at the rate per share set forth above shall not have been declared and paid or set aside for payment, the Company shall not, until full dividends have been declared and paid or set aside for payment on all outstanding shares of the Series H Preferred Stock, (i) declare or pay or set aside for payment any dividends (other than a dividend in common stock, $5.00 par value, of the Company (the "Common Stock") or in any other stock ranking junior to the Series H Preferred Stock as to dividends and upon liquidation, dissolution or winding up of the Company) or make any other distribution on the Common Stock or any other stock of the Company ranking junior to or on a parity with shares of the Series H Preferred Stock, with respect to the payment of dividends or distribution of assets upon liquidation, dissolution or winding up of the Company, or (ii) make any payment on account of the purchase, redemption or other retirement of, or pay or make available any moneys for a sinking fund for the redemption of, any shares of Common Stock or such other junior or parity stock except by conversion into or exchange for stock of the Company ranking junior to the Series H Preferred Stock as to dividends and upon liquidation.

          (o) Any dividend payment made on shares of the Series H Preferred Stock shall first be credited against the earliest unpaid dividend due with respect to such shares.

          3.  Liquidation Preference.
              ----------------------

          3.1 In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, the holders of outstanding shares of the Series H Preferred Stock shall be entitled, before any payment or distribution shall be made on the Common Stock or any other class of stock ranking junior to the Series H Preferred Stock upon liquidation, to be paid in full an amount equal to $50 per share, plus an amount equal to all dividends (whether or not earned or declared) accrued and unpaid thereon to the date of final distribution to such holders. After payment of the full amount of such liquidation distribution, the holders of the Series H Preferred Stock shall not be entitled to any further participation in any distribution of assets of the Company.

          3.2 If, upon any liquidation, dissolution or winding up of the Company, the assets of the Company, or proceeds thereof, distributable among the holders of the shares of the Series H Preferred Stock and the holders of shares of all other stock of the Company ranking, as to liquidation, dissolution or winding up, on a parity with the Series H Preferred Stock, shall be insufficient to pay in full the preferential amount set forth in Section 3.1 and liquidating payments on all such other stock ranking, as to liquidation, dissolution or winding up, on a parity with the Series H Preferred Stock, then such assets, or the proceeds thereof, shall be distributed among the holders of the

                                       9.

Series H Preferred Stock and all such other stock ratably in accordance with the respective amounts which would be payable on such shares of the Series H Preferred Stock and any such other stock if all amounts payable thereon were paid in full (which, in the case of such other stock, may include accumulated dividends).

          3.3 In the event of any such liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, unless and until payment in full is made to the holders of all outstanding shares of the Series H Preferred Stock of the liquidation distribution to which they are entitled pursuant to Section 3.1, no dividend or other distribution shall be made to the holders of the Common Stock or any other class of stock ranking upon liquidation junior to the shares of the Series H Preferred Stock and no purchase, redemption or other acquisition for any consideration by the Company shall be made in respect of the shares of the Common Stock or such other class of stock.

          3.4 Neither the consolidation nor merger of the Company into or with another corporation or corporations shall be deemed to be a liquidation, dissolution or winding up of the Company within the meaning of this Section 3.

          4.  Redemption.
              ----------

          4.1 Except as provided below, the Series H Preferred Stock, may not be redeemed prior to October 1, 2001. At any time or from time to time on and after October 1, 2001, the Company, at its option, may redeem shares of the Series H Preferred Stock, in whole or in part, out of funds legally available therefor, at a redemption price of $50 per share, together in each case with accrued and unpaid dividends (whether or not declared) from the immediately preceding dividend payment date (but without any cumulation for unpaid dividends for prior Dividend Periods on the Series H Preferred Stock) to the date fixed for redemption.

          4.2 If the Dividends Received Percentage is equal to or less than 40% and, as a result, the amount of dividends on the Series H Preferred Stock payable on any Dividend Payment Date will be or is adjusted upwards as described in Section 2.2(h) above, the Company, at its option, may redeem all, but not less than all, of the outstanding shares of the Series H Preferred Stock, out of funds legally available therefor, provided, that within sixty days of the date on which an amendment to the Code is enacted which reduces the Dividends Received Percentage to 40% or less, the Company sends notice to holders of the Series H Preferred Stock of such redemption in accordance with Section 4.6 below. Any redemption of the Series H Preferred Stock in accordance with this
Section 4.2 shall be on notice as aforesaid at the applicable redemption price set forth in the following table, in each case plus accrued and unpaid dividends (whether or not declared) from the immediately preceding dividend payment date (but without any cumulation for unpaid dividends for prior Dividend Periods on the Series H Preferred Stock) to the date fixed for redemption.

                                      10.


     Redemption Period                       Redemption Price Per Share
     -----------------                       --------------------------
     September 24, 1996 to September 30, 1997           $52.50
     October 1, 1997 to September 30, 1998               52.00
     October 1, 1998 to September 30, 1999               51.50
     October 1, 1999 to September 30, 2000               51.00
     October 1, 2000 to September 30, 2001               50.50
     On or after October 1, 2001                         50.00

          4.3 If the holders of the shares of the Series H Preferred Stock are entitled to vote upon or consent to a merger or consolidation of the Company, and if the Company offers to purchase all of the outstanding shares of the Series H Preferred Stock (the "Offer"), then each holder of Series H Preferred Stock who does not sell his or her shares of the Series H Preferred Stock pursuant to the Offer shall be deemed irrevocably to have voted or consented with respect to all shares of Series H Preferred Stock owned by such holder in favor of the merger or consolidation of the Company without any further action by the holder. The Offer shall be at a price of $50 per share, together with accrued and unpaid dividends, if any, from the immediately preceding dividend payment date (but without any cumulation for unpaid dividends for prior Dividend Periods on the Series H Preferred Stock) to the date fixed for repurchase, including any increase in dividends payable due to increases in the Dividends Received Percentage and Additional Dividends. The Offer must remain open for acceptance for a period of at least 30 days.

          4.4 Notwithstanding the foregoing, if full dividends on all outstanding shares of Series H Preferred Stock have not been paid or contemporaneously declared and paid for all past dividend periods, no shares of Series H Preferred Stock shall be redeemed pursuant to this Section unless all outstanding shares of Series H Preferred Stock are simultaneously redeemed, and, unless the full dividends on all outstanding shares of Series H Preferred Stock and any other Preferred Stock ranking on a parity therewith as to dividends and upon liquidation shall have been paid or contemporaneously are declared and paid for all past dividend periods, the Company shall not purchase or otherwise acquire any shares of Series H Preferred Stock or shares of any other series of Preferred Stock ranking on a parity therewith as to dividends and upon liquidation (except by conversion into or exchange for shares of the Company ranking junior to the shares of the Series H Preferred Stock); provided, however, that the foregoing shall not prevent the purchase or acquisition of shares of the Series H Preferred Stock or of shares of such other series of Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of the Series H Preferred Stock or of such other series.

          4.5 In the event that fewer than all the outstanding shares of the Series H Preferred Stock are to be redeemed, the number of shares to be redeemed shall be determined by the Board of Directors or a duly authorized committee thereof and the shares to be redeemed shall be redeemed pro rata from the holders of record of such

                                      11.

shares in proportion to the number of such shares held by such holders (with adjustments to avoid fractional shares).

          4.6 In the event the Company shall redeem shares of the Series H Preferred Stock, notice of such redemption (a "Notice of Redemption") shall be given by first class mail, postage prepaid, mailed not less than 30 nor more than 60 days prior to the redemption date, to each holder of record of the shares to be redeemed, at such holder's address as the same appears on the stock register of the Company. Each such Notice of Redemption shall state: (i) the redemption date; (ii) the number of shares of the Series H Preferred Stock to be redeemed and, if fewer than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (iii) the redemption price (specifying the amount of accrued and unpaid dividends to be included therein); (iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; (v) that dividends on the shares to be redeemed will cease to accumulate on such redemption date; and
(vi) the provision hereunder pursuant to which such redemption is being made.

          4.7 If a Notice of Redemption has been given, from and after the redemption date for the shares of the Series H Preferred Stock called for redemption (unless default shall be made by the Company in providing money for the payment of the redemption price of the shares so called for redemption plus an amount equal to full cumulative dividends thereon (whether or not earned or declared) to the date fixed for redemption) dividends on the shares of the Series H Preferred Stock so called for redemption shall cease to accrue and said shares shall no longer be deemed to be outstanding, and all rights of the holders thereof as stockholders of the Company (except the right to receive the redemption price plus an amount equal to such accumulated and unpaid dividends) shall cease. Upon surrender in accordance with said Notice of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Board of Directors of the Company shall so require and the Notice shall so state), the redemption price set forth above plus an amount equal to such accumulated and unpaid dividends shall be paid by the paying agent for the Company. In the case that fewer than all of the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.

          4.8 Shares of Series H Preferred Stock which have been redeemed shall, after such redemption, have the status of authorized but unissued shares of Preferred Stock, without designation as to series, until such shares are once more designated as part of a particular series by or on behalf of the Board of Directors.

          5.  Conversion or Exchange.  The holders of shares of Series H
              ----------------------
Preferred Stock shall not have any right herein to convert such shares into or exchange such shares for shares of any other class or classes or of any other series of any class or classes of capital stock of the Company.

                                      12.

          6.  Ranking. The Series H Preferred Stock shall rank on a parity as to
              -------
dividends and liquidation with each series of Preferred Stock outstanding on the date of issuance of the Series H Preferred Stock.

          7.  Voting Rights.
              -------------

          7.1 Holders of the Series H Preferred Stock shall not have any voting rights except as hereinafter provided or as otherwise from time to time required by law. If at the time of any annual meeting of stockholders for the election of directors of the Company a default in preference dividends shall exist on the Series H Preferred Stock, or any series of Preferred Stock ranking on a parity with the Series H Preferred Stock as to dividends or upon liquidation (the Series H Preferred Stock and any such series of Preferred Stock being herein referred to as the "Parity Preferred Stock"), the maximum authorized number of members of the Board of Directors shall automatically be increased by two. The two vacancies so created shall be filled at such meeting by the vote of the holders of the Series H Preferred Stock and the holders of any other Parity Preferred Stock upon which like voting rights have been conferred and are then exercisable (the Preferred Stock and such other Parity Preferred Stock being herein referred to as "Voting Parity Preferred Stock"), voting together as a single class without regard to series, to the exclusion of the holders of the Common Stock and any other class of capital stock of the Company that is not Voting Parity Preferred Stock. The holders of the Common Stock and any other class of capital stock of the Company which has the right to vote at such meeting (other than the Voting Parity Preferred Stock) shall elect the remaining directors. Such right of the holders of the Voting Parity Preferred Stock shall continue until there are no preference dividends in arrears upon the Voting Parity Preferred Stock of any series at which time such right shall terminate, except as by law expressly provided, subject to revesting in the event of each and every subsequent default of the character above mentioned. Upon any such termination of the right of the holders of shares of Voting Parity Preferred Stock as a class to vote for directors as herein provided, the term of office of each director then in office elected by such holders voting as a class (herein called a "Preferred Director") shall terminate immediately. Any Preferred Director may be removed by, and shall not be removed without cause except by, the vote of the holders of record of the outstanding shares of Voting Parity Preferred Stock, voting together as a single class without regard to series, at a meeting of the stockholders, or of the holders of shares of Voting Parity Preferred Stock, called for such purpose. So long as a default in any preference dividends on the Voting Parity Preferred Stock of any series shall exist, (A) any vacancy in the office of a Preferred Director may be filled (except as provided in the following clause (B)) by the person appointed by an instrument in writing signed by the remaining Preferred Director and filed with the Company and (B) in the case of the removal of any Preferred Director, the vacancy may be filled by the person elected by the vote of the holders of outstanding shares of Voting Parity Preferred Stock, voting together as a single class without regard to series, at the same meeting at which such removal shall be voted or at any subsequent meeting. Each director appointed as aforesaid by the remaining Preferred Director shall be deemed to

                                      13.

be a Preferred Director. Whenever a default in preference dividends on the Voting Parity Preferred Stock shall no longer exist: (i) the term of office of the Preferred Directors shall end, (ii) the special voting powers vested in the holders of the Voting Parity Preferred Stock as provided in this resolution shall expire, and (iii) the number of members of the Board of Directors shall be such number as may be provided for in the Company's By-Laws irrespective of any increase made as provided in this resolution. A "default in preference dividends" on the Voting Parity Preferred Stock of any series shall be deemed to have occurred whenever the amount of unpaid accrued dividends upon such series through the last preceding dividend period therefor shall be equivalent to six quarterly dividends (which, with respect to the Series H Preferred Stock, shall be deemed to be dividends in respect of a number of dividend periods containing not less than 540 days) or more, and having so occurred, such default shall be deemed to exist thereafter until, but only until, full cumulative dividends on all shares of Voting Parity Preferred Stock of each and every series then outstanding shall have been paid to the end of the last preceding dividend period.

          7.2 So long as any shares of Series H Preferred Stock remain outstanding, the Company shall not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of the Series H Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting separately as a class together with all other series of Parity Preferred Stock), (i) authorize, create or issue, or increase the authorized or issued amount of, any class or series of stock ranking prior to the Series H Preferred Stock with respect to payment of dividends or the distribution of assets on liquidation, or reclassify any authorized stock of the Company into any such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (ii) amend, alter or repeal the provisions of the Company's Restated Certificate of Incorporation or of the resolution contained in the certificate of designation for the Series H Preferred Stock, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Series H Preferred Stock or the holders thereof; provided, however, that any increase in the amount of the authorized Preferred Stock or the creation or issuance of other series of Preferred Stock, or any increase in the amount of authorized shares of such series or of any other series of Preferred Stock, in each case ranking on a parity with or junior to the Series H Preferred Stock shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

          7.3 The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of the Series H Preferred Stock shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

                                      14.

     IN WITNESS WHEREOF, Wells Fargo & Company has caused this Certificate to be executed by its officers thereunto duly authorized as of this 19th day of September 1996.


                                         /s/ Robert S. Singley
                                        ---------------------------------
                                             Robert S. Singley
                                             Vice President


Attest:

/s/ Pui-Mei Wong
- --------------------------
Pui-Mei Wong
Assistant Secretary


                                      15.